Vocker Kristofferson and Co.
1700 S. El Camino Real, Suite 406
San Mateo, CA 94402
(650) 574-500 fax (650) 574-2334
Certified Public Accountants



October 7, 2003

Mr. Neal Crispin, President
JetFleet III
1440 Chapin Avenue #310
Burlingame, CA  94010

Dear Neal:

Effective September 30, 2003, we resigned as auditors for JetFleet III. Our reports on financial statements for JetFleet III for the last two years did not contain an adverse opinion or disclaimer of opinion nor were they modified as to uncertainty, audit scope, or accounting prinicples. There were no disagreements with you or reportable events, as defined in Item 304(a)(3)(b) under Regulation S-B, during the last two fiscal years and through October 7, 2003.


Very truly yours,

VOCKER KRISTOFFERSON AND CO.


/s/  Thomas H. Vocker

Thomas H. Vocker